EXHIBIT 24

POWERS OF ATTORNEY

          The undersigned directors of OMNICARE, INC. (“Company”) hereby appoints JOEL F. GEMUNDER, DAVID W. FROESEL, JR. and CHERYL D. HODGES as his/her true and lawful attorneys-in-fact for the purpose of signing the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and all amendments thereto, to be filed with the Securities and Exchange Commission. Each of such attorneys-in-fact is appointed with full power to act without the other.

/s/	Edward L. Hutton	March 7, 2006

	Edward L. Hutton	Date

/s/	Charles H. Erhart, Jr.	March 8, 2006

	Charles H. Erhart, Jr.	Date

/s/	Sandra E. Laney	March 7, 2006

	Sandra E. Laney	Date

/s/	Andrea R. Lindell, DNSc, RN	March 8, 2006

	Andrea R. Lindell, DNSc, RN	Date

/s/	John H. Timoney	March 8, 2006

	John H. Timoney	Date

/s/	Amy Wallman	March 9, 2006

	Amy Wallman	Date

/s/	John T. Crotty	March 9, 2006

	John T. Crotty	Date